Exhibit 10.45

July 1, 2004

Mr. Steven Aster
19 Spector Lane

Plainview, NY  11803

Dear Steve:

Reference is made to your employment agreement with PRIMEDIA Inc. (the “Company”) dated May 24, 2000 (the “Original Agreement”) and June 27, 2002 (the “Second Agreement”).  The purpose of this letter is to set forth the terms and conditions of your employment with the Company from and after the date hereof.  Except to the extent specifically set forth in this Agreement to the contrary and except with respect to the grant of stock options, this Agreement supersedes the Original Agreement and the Second Agreement.

1.                                       Services.

a.             The Company hereby retains you, and you agree to continue in the Company’s employ in a full-time capacity, as President of Consumer Marketing of the PRIMEDIA Enthusiast Media Group (the “Group”), as constituted from time to time, performing duties consistent with such title.  You agree from time to time, upon the request of the Company, and subject to your prior written approval, not to be unreasonably withheld, to undertake additional management obligations.

b.             You shall devote substantially all of your attention, business time and efforts to the business and affairs of the Group, provided that nothing shall prohibit you from participating in charitable or educational activities or the Board of Directors of other companies (provided such other companies do not compete with the Group), provided such activities do not in the aggregate materially interfere with the provision of services by you under this Agreement.

2.                                       Term.

The Term of this Agreement shall Commence on the date of this Agreement and shall expire on December 31, 2006 (the “Expiration Date”), unless earlier terminated in accordance with Section 5 and Sections 7(a) or 7(b).

3.                                       Compensation.

a.             Base Salary.  Subject to the other provisions of this Agreement, you shall be paid an annual base salary equal to $475,000 commencing on the date of this Agreement (the “Annual Base Salary”), subject to applicable withholdings.

b.             Annual Bonus.  You shall participate in the Executive Incentive Compensation Plan (“EICP”).  Your 2004 Executive Incentive Compensation Plan letters dated June 16, 2004, June 23, 2004 and July 1, 2004 (which four letters are attached hereto as Exhibit I) shall remain in full force and effect and will govern your 2004 EICP Bonus.  You shall be a participant in the EICP bonus program for 2005 and 2006.  Your bonuses for 2005 and 2006 shall be determined in accordance with the terms of your bonus letters to be delivered simultaneously with the bonus letters of other executives of the Group relating to such years but shall conform to the provisions of the last sentence of this clause.  For the purposes of this Agreement, your “2004 Target Bonus” shall mean $500,000 and includes your Special Bonus.  For each of the 2005 and 2006 calendar years, for the purposes of this Agreement and your 2005 and 2006 EICP bonuses, your aggregate Annual Target Bonus shall be $250,000, (the “2005 Target EICP Bonus” and the “2006 Target EICP Bonus”), of which, for each year, no less than two-thirds or $187,500 shall relate to your duties as head of circulation of the Group and of which $100,000 will be guaranteed.

c.             Special Bonus.  You shall be eligible for a Special Bonus for calendar year 2004 payable in accordance with the terms of the letter attached hereto as Exhibit II.

4.                                       Fringe Benefits and Expenses.

a.             Fringe Benefits.  During the term of this Agreement, the Company will provide you with benefits commensurate with those provided to other executives of the Group.  You will receive an annual car allowance of $11,280 payable in equal monthly installments.

b.             Reimbursement of Business and Other Expenses; Perquisites.  You are authorized to incur reasonable expenses in carrying out your duties and responsibilities under this Agreement, and the Group shall promptly reimburse you for all reasonable business expenses incurred in connection with carrying out the business of the Group, subject to documentation in accordance with the Group policy.

5.                                       Early Termination.  Your employment hereunder:

a.             shall terminate upon your death (“Death”);

b.             may be terminated by the Company or the Group on written notice to you upon your “Permanent Disability”;

c.             may be terminated by the Company or the Group on written notice to you for “Cause” and shall terminate on the date you voluntarily leave the Group employ, if prior to the Expiration Date (“For Cause or Voluntary”);

d.             may be terminated by the Company or Group upon written notice to you without cause (“Without Cause”);

e.             As used herein, “Permanent Disability” shall mean a physical or mental disability which renders you unable to perform your duties hereunder in a reasonably professional manner provided you have failed to perform such duties as a result of such disability for an aggregate period of six months in any 12 consecutive month period during the Term.  Permanent Disability shall be determined by the opinion of at least two of three doctors associated with major hospitals in Manhattan practicing in the field to which the disability relates and selected by the Company or the Group acting reasonably.

f.              As used herein, “Cause” shall mean (i) any substantial breach or non-observance of any of your material obligations as set forth herein, (after reasonable advance written notice and a reasonable opportunity to cure such breach or non-observance), (ii) the immoderate use of alcohol by you on a habitual basis to the detriment of the Company or the Group (after reasonable advance written notice and a reasonable opportunity to cease such use), (iii) the illegal use of narcotics or drugs by you (after reasonable advance written notice and a reasonable opportunity to cease such use), (iv) willful and repeated absence from the business for any unreasonable period of time, without leave (after reasonable advance written notice and a reasonable opportunity to cease such repeated absences), and (v) willful and repeated failure or refusal to perform your duties hereunder which failure or refusal continues following reasonable advance written notice to you specifying such failure or refusal and a reasonable opportunity to cure such failure or refusal.

g.             As used herein, “Date of Termination” shall mean the date of your death or effective date of your termination under Sections 5(b), (c), (d) or Sections 7(a) or (b).

6.                                       Compensation Upon Termination.  In the event that your employment shall terminate:

a.             Pursuant to Section 5(a) “Death” or 5(b) “Permanent Disability”, you or your estate shall be entitled to receive (i) all accrued and unpaid salary at the Annual Base Salary rate through the Date of Termination, plus (ii) (A) if the termination occurs in 2004, 2004 Annual Target Bonus ($500,000) multiplied by a fraction, the numerator of which is the number of days to the Date of Termination from the start of either calendar year during which the Date of Termination occurs and the denominator of which is 365 (the “Fraction”) and (B) if the termination occurs in either 2005 or 2006, $250,000 multiplied by the Fraction.

b.             Pursuant to Section 5(c) “For Cause or Voluntary”, you shall be entitled only to receive your accrued and unpaid salary at the Annual Base Salary rate through the Date of Termination.

c.             Pursuant to Section 5 (d) “Without Cause” on or prior to the Expiration Date, you shall be entitled to receive the greater of (i) (A) your Annual Base Salary, to the extent unpaid, through the Expiration Date, plus (B) your Annual Target Bonus for each complete (to the extent not paid) and incomplete calendar year through the Expiration Date, plus (C) your car allowance and fully paid COBRA or amounts in lieu of COBRA for the period from the Date of Termination to the Expiration Date, or (ii) an amount equal to your Annual Base Salary of $475,000.  Notwithstanding the foregoing, you shall be entitled to receive your earned EICP bonus for each full calendar year through and after the Date of Termination.  All payments shall be made in a lump sum, on the earlier of ten (10) days after the Date of Termination or if the payment is not then determinable, within ten (10) days after it is determinable.

d.             (i) In the event the Company or Group terminates your employment after the Expiration Date without Cause, and you and the Company have not entered into a new agreement but you have continued in the employ of the Group or the Company, you will be entitled to an amount equal to (i) your accepted and unpaid salary at the rate then in effect, plus any EICP bonus earned but unpaid which shall be paid in a lump sum within ten (10) days of your termination, plus (ii) the Annual Base Salary of $475,000, payable bi-weekly, commencing upon the execution of a Separation and Release Agreement (“S&R”), in the form attached hereto as Exhibit III.  The parties agree that nothing in such S&R shall lessen your rights or benefits under this Agreement.

                (ii) It is further understood that in the event, that on or prior to the Expiration Date you and the Company have not extended this Agreement or entered into a new agreement covering your employment after the Expiration Date and the Company has not offered to continue your employment on an at-will basis after the Expiration Date on terms at least as favorable to you as provided for in 2006 (with the exception that there need be no portion of your EICP bonus guaranteed), you are not required to accept such continued employment and, if you do not do so, you will then be entitled to the compensation provided for under paragraph 6( c) as if your employment was terminated Without Cause on the Expiration Date.

e.             In the event of any termination, you shall be paid all other amounts or benefits due under any fringe benefit or other plans or arrangement plans in which you then participate in accordance with the terms thereof then in effect.

f.              In the event of a conflict between the terms of this Agreement and the Exhibits, the terms of this Agreement shall control.  For example, bonuses or other amounts payable in accordance with Sections 6 and 7 of this Agreement shall be paid even though your employment has terminated and notwithstanding anything contained in the Exhibits to the contrary, you do not have to be an employee of the Company or the Group on the date a payment is made in order to qualify for any payment payable pursuant to the terms of this Agreement.

7.                                       Change in Status.

Notwithstanding any other provision of this Agreement to the contrary:

a.             In the event more than half of the Group is sold in a transaction or series of transactions (a “Material Sale”), then you will have the right to terminate this Agreement and your employment on 60 days’ prior written notice to the Company and you will be paid (i) your Annual Base Salary through December 31, 2005 and 2004 and 2005 Annual Target Bonuses (if the Material Sale occurs on or before December 2005), and (ii) your Annual Base Salary through December 31, 2006, to the extent unpaid, plus your 2004, 2005 and 2006 Annual Target Bonuses to the extent unpaid (if the Material Sale occurs after December 31, 2005).  A “Material Sale” shall mean that magazines representing more than half the revenues of the Group during the immediately preceding calendar year have been sold.

b.             If substantially (i) all of the assets or capital stock of all businesses constituting the Group or (ii) substantially all of the assets or the capital stock of the Company are sold, this Agreement will be assigned as part of the sale.  However, if during the Term of this Agreement following the sale, you are required to work outside of Manhattan (the “Move”), you shall have the right to voluntarily terminate your employment upon sixty (60) days’ prior written notice.  Upon such termination, you shall be paid within ten (10) days in a lump sum amounts calculated in accordance with Section 6 (a) above plus an amount equal to the Annual Base Salary.  If, however, you remain in the employ of the sold company through the earlier of first anniversary of the sale date or December 31, 2006, in addition to all other benefits under this Agreement, you will be entitled to receive an amount equal to the Annual Base Salary payable in a lump sum within ten (10) days after such date.

c.             In the event this Agreement is assigned in accordance with the Section 7(b) above, the Company guarantees the payments to you under Section 7(b) above.

8.                                       Agreement Not to Compete or Solicit to Hire; Confidentiality.

a.             Non-Compete and Non-Hire.  You agree that you will comply with the provisions of the Non-Compete Undertaking and Non-Hire Undertaking set forth in clauses (b) and (c) below.  If (i)

your employment terminates under Section 5 (c) through the period of compliance shall be the later of (A) the Expiration Date or (B) twelve months following the Date of Termination, or if (ii) your employment terminates under Section 5 (d) the compliance period shall be through the later of (A) the Expiration Date or (B) twelve months following your Date of Termination, or if (iii) your employment terminates after the Expiration Date and you are eligible for payments under Section 6 (d) the compliance period shall be for the twelve months after the date your employment terminates, and (iv) the compliance period shall be through the Date of Termination, if your employment terminates under any other provision of this Agreement.

b.             Non-Compete Undertaking.  You agree not to accept employment with or provide services to any person, firm or corporation that competes with the Group.  It is understood and agreed that the foregoing sentence restricts you only from providing services to a person, firm or corporation which publishes magazines which directly and significantly compete with magazines published by the Company during the last six months of your employment hereunder in any of the following fields:  Automobiles, Outdoor Sports, Action Sports, Boating, Equine, Scrapbooking and other Crafts.

c.             Non-Hire Undertaking.  You agree not to for yourself or for and on behalf of any person, firm or corporation for which you provide services, solicit for employment or hire any employee who was also employed by the Group or any of its subsidiaries during the last six months of your employment hereunder.

d.             Nothing contained in this Section 8 shall prohibit you from owning less than 5% of the equity securities of any company as a passive investor.

e.             Confidentiality.

(i)            You agree that you will not, at any time during the term of this Agreement or thereafter, disclose or use any trade secret, proprietary or confidential information of the Group or any subsidiary or affiliate of the Company which information is not in the public domain, obtained during the course of your employment, except as required in the course of such employment or with the written permission of the Group or, as applicable, any subsidiary or affiliate of the Group or as may be required by law, provided that, if you receive legal process with regard to disclosure of such information, you shall promptly notify the Group and cooperate with the Group in seeking a protective order.

(ii)           You agree that at the time of the termination of your employment hereunder, whether at your instance or the Group’s instance, and regardless of the reasons therefor, you will deliver to the Group, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing information, including any and all documents significant to the conduct of the business of the Group or any subsidiary or affiliate of the Group which are in your possession, except for (A) any documents for which the Group or any subsidiary or affiliate of the Group has given written consent to removal at the time of the termination of employment, and (B) your personal rolodex, personal files, phone book and similar items.

f.              Remedies.  You agree that the Company’s remedies at law would be inadequate in the event of a breach or threatened breach of this Section 8; accordingly, the Company shall be entitled, in addition to its rights at law, to seek an injunction and other equitable relief without the need to post a bond.  You also acknowledge and agree that the payments being made to you under Sections 6 (c) and (d) of this Agreement beyond the Expiration Date of the Agreement are good, valid and adequate consideration for your Non-Compete and Non-Solicitation Undertaking set forth in this Section 8.

9.                                       Governing Law.  This Agreement shall be governed and interpreted and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed in the State of New York.

10.                                 Notices.  Any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (i) five business days after deposit in the United States mails, with proper postage prepaid, whether by air, first class, registered or certified mail, (ii) one business day after being deposited with an overnight courier with all charges prepaid, or (iii) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address indicated as follows:

If to the Company:	PRIMEDIA Inc.
PRIMEDIA Magazines	745 Fifth Avenue
and Media Group	New York, NY 10151
Attn: General Counsel

If to you:	To address first above written

or to such other address as such party may specify to the other in writing in accordance with the provisions hereof.

11.                                 Miscellaneous.

a.             Waiver.  Waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such waiving party.

b.             Assignment.  This Agreement shall not be assignable by either party except in accordance with the provisions of Section 7(b).

c.             Entire Agreement.  This instrument contains the entire agreement and understanding of the parties hereto except for such further provisions as may be set forth in the By-laws or Certificate of Incorporation of the Company or the Company stock option plan or any stock option agreement between you and the Company.  It may not be changed except by an agreement in writing signed by you and the Company.

d.             Enforceability.  If any term, condition or provision of this Agreement shall be declared, to any extent, invalid or unenforceable, the remainder if the Agreement, other than the term, condition or provision held invalid or unenforceable, shall not be affected thereby and shall be considered in full force and effect and shall be valid and be enforced to the fullest extent permitted by law.

e.             Captions.  The captions set forth in this Agreement are used solely for convenience or reference and shall not control or affect the meaning or interpretation of any of the provisions.

f.              Counterparts.  This Agreement may be signed in any number of counterparts each of which shall be deemed an original.

g.             Withholdings.  Not withstanding anything contained in this Agreement, all amounts payable hereunder to you shall be subject to applicable withholdings.

h.             No Mitigation/No Offset.  It is agreed and understood that in the event of the termination of your employment under this Agreement, you shall be under no obligation to seek other employment and there shall be no offset against amounts due you on account of any remuneration attributable to any subsequent employment you may obtain.

If you are in agreement with the foregoing, please sign the enclosed copy of this Agreement and return a copy to the undersigned.

PRIMEDIA Inc.

By:	/s/ Beverly C. Chell
Title: Vice Chairman

AGREED TO AND ACCEPTED:

/s/ Steven R. Aster
By: Steven R. Aster